EXHIBIT 11

                          THE MAJESTIC STAR CASINO, LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                      YEAR ENDED DECEMBER 31,
                                      1997               1996
                                      ----               ----
Available earnings:
   Net income (loss)               $(13,887)          $ (8,887)
   Add interest expense              12,877              8,598
Available earnings (loss)            (1,010)              (289)

Fixed Charges:
   Interest expense                $ 12,877           $  8,598
   Capitalized interest               2,317                213
                                   --------           --------
Total Fixed Charges                $ 15,194           $  8,811
                                   ========           ========

--------
NOTES:
(1) The ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 was less than one to one. The approximate dollar amount necessary to cover the deficiency in these periods were:
1997 -- $16,204 and 1996 -- $9,099.